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                                            File No. 333-16279
                                            Filed under Rule 424(b)(3)



FIRST GOLDEN AMERICAN LIFE INSURANCE COMPANY OF NEW YORK
230 Park Avenue, Suite 966, New York, NY 10169
                                        Tel:  (800) 963-9539
                                        Fax:  (212) 297-0645


July 17, 1998




Dear Empire PrimElite Contractowner:


On December 15, 1997, we, together with The GCG Trust (the "GCG Trust"), the Equi-Select Series Trust (the "ESS Trust"), our affiliated insurance companies and the separate accounts invested in the Trusts, filed an application (the "Application") with the Securities and Exchange Commission (the "SEC"). We are pleased to notify you that we expect the SEC to issue an order, on or about August 12, 1998, granting the relief requested by the Application. A notice of the Application was published by the SEC on July 16, 1998, in anticipation of the order to be issued by them. This order will permit separate accounts investing in the ESS Trust Portfolios to substitute shares of certain GCG Trust Series for shares of the ESS Trust Portfolios as described in the current prospectuses for your variable contract and the Trusts. See "Facts about the Company and the Accounts, Proposed Trust Consolidation" in your variable contract prospectus. The consolidation of the ESS Trust into the GCG Trust is expected to take place after the close of business on August 14, 1998, or as soon thereafter as is administratively feasible. Affected contractowners will receive confirmations after the substitution has taken place.

After substitution, certain Series of the GCG Trust will continue to be available for allocation purposes, but the Portfolios of the ESS Trust will no longer be available.

If you have any questions regarding the substitution, please contact Customer Service at 800-963-9539.

First Golden American Life Insurance Company of New York
Customer Service



Empire PrimElite
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                                            File No. 333-16279
                                            Filed under Rule 424(b)(3)

             FIRST GOLDEN AMERICAN LIFE INSURANCE COMPANY
                              OF NEW YORK

                         PROSPECTUS SUPPLEMENT

                             July 17, 1998

                                to the
                   Prospectus dated May 1, 1998 for
                           Empire PrimElite
       Deferred Combination Variable and Fixed Annuity Contracts


|--------------------------------------------------------------------|
|                                                                    |
|    On  December 15, 1997, First Golden American Life  Insurance    |
|    Company of New York ("First Golden"), together with The  GCG    |
|    Trust  (the "GCG Trust"), the Equi-Select Series Trust  (the    |
|    "ESS  Trust"), First Golden's affiliated insurance companies    |
|    and  the separate accounts invested in the Trusts, filed  an    |
|    application  (the  "Application") with  the  Securities  and    |
|    Exchange Commission (the "SEC"). First Golden is pleased  to    |
|    notify  contractowners that they expect the SEC to issue  an    |
|    order,  on  or  about August 12, 1998, granting  the  relief    |
|    requested  by the Application.  A notice of the  Application    |
|    was  published by the SEC on July 16, 1998, in  anticipation    |
|    of  the  order to be issued by them.  This order will permit    |
|    separate  accounts investing in the ESS Trust Portfolios  to    |
|    substitute shares of certain GCG Trust Series for shares  of    |
|    the  ESS  Trust  Portfolios  as  described  in  the  current    |
|    prospectuses for each variable contract and the Trusts.  See    |
|    "Facts  about  the Company and the Accounts, Proposed  Trust    |
|    Consolidation"  in  the variable contract  prospectus.   The    |
|    consolidation  of  the  ESS Trust  into  the  GCG  Trust  is    |
|    expected to take place after the close of business on August    |
|    14,  1998,  or  as  soon thereafter as  is  administratively    |
|    feasible. Affected contractowners will receive confirmations    |
|    after the substitution has taken place.                         |
|                                                                    |
|    After  substitution, certain Series of the  GCG  Trust  will    |
|    continue  to be available for allocation purposes,  but  the    |
|    Portfolios of the ESS Trust will no longer be available.        |
|                                                                    |
|    If you have any questions regarding the substitution, please    |
|    contact Customer Service at 800-963-9539.                       |
|                                                                    |
|--------------------------------------------------------------------|

     This   supplement  should  be  retained  with  your  Empire
     PrimElite Prospectus.



PE-NY-SUB                                                   7/17/98